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                                                           EXHIBIT 12

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                                              INTERNATIONAL PAPER COMPANY
                                   COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                              (DOLLAR AMOUNTS IN MILLIONS)
                                                      (UNAUDITED)

                                           FOR THE YEARS ENDED DECEMBER 31,

              TITLE                          1992        1993         1994         1995         1996        1997
-----------------------------------------------------------------------------------------------------------------

A) Earnings before income taxes,
     minority interest, extraordinary
     item and accounting changes          $  226.0    $  538.0    $   715.0     $ 2,028.0    $   802.0   $  16.0

B) Less:  Minority interest expense,
     net of taxes                            (15.0)      (36.0)       (47.0)       (156.0)      (169.0)   (129.0)

C) Add:  Fixed charges excluding
     capitalized interest                    325.3       365.3        412.3         605.9        672.4     686.6

D) Add:  Amortization of previously
     capitalized interest                      9.9        12.2         12.8          13.0         17.8      20.0

E) Less: Equity in undistributed earnings
     of affiliates                           (19.1)      (25.9)       (49.1)        (94.5)         6.2     (40.4)
                                          ---------   ---------    ---------    ----------    --------   --------

F) EARNINGS BEFORE INCOME TAXES,
     MINORITY INTEREST, EXTRAORDINARY
     ITEM, ACCOUNTING CHANGES AND FIXED
     CHARGES                              $  527.1    $  853.6    $ 1,044.0     $ 2,396.4    $ 1,329.4   $ 553.2
                                          --------    --------    ---------     ---------    ---------   -------
                                          --------    --------    ---------     ---------    ---------   -------

FIXED CHARGES

G) Interest and amortization of debt
     expense                              $  297.1    $  334.5    $   371.0     $   542.3    $   582.8   $ 593.0

H) Interest factor attributable to
     rentals                                  28.2        30.8         41.3          53.0         66.0      70.0

I) Preferred dividends of subsidiary                                                 10.6         23.6      23.6

J) Capitalized Interest                       42.0        12.2         18.0          58.0         66.7      61.9
                                          --------    --------    ---------     ---------    ---------   -------

K) TOTAL FIXED CHARGES                    $  367.3    $  377.5    $   430.3     $   663.9    $   739.1   $ 748.5
                                          --------    --------    ---------     ---------    ---------   -------
                                          --------    --------    ---------     ---------    ---------   -------

l) RATIO OF EARNINGS TO FIXED CHARGES         1.44        2.26         2.43          3.61         1.80
                                          --------    --------    ---------     ---------    ---------
                                          --------    --------    ---------     ---------    ---------

m) Deficiency in earnings necessary to
     cover fixed charges                                                                                 $ 195.3
                                                                                                         -------
                                                                                                         -------

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